Exhibit 99.1

Media Contact:	Investor Contact:
Meghan O’Leary	Lisa Bertolet
Silicon Valley Bank	Silicon Valley Bank
408.654.6364	408.654.7282
moleary@svbank.com	lbertolet@svbank.com

SILICON VALLEY BANCSHARES HIRES CHIEF EXECUTIVE OFFICER OF INVESTMENT BANKING SUBSIDIARY, SVB ALLIANT

SANTA CLARA, CALIF. —November 29, 2004 — Silicon Valley Bancshares (Nasdaq:  SIVB) announced today it has appointed David Ketsdever as Chief Executive Officer of its investment banking subsidiary, SVB Alliant.  Ketsdever will oversee all aspects of SVB Alliant – a leader in M&A and private placement advisory for the technology industry – and will contribute to Silicon Valley Bancshares’ leadership as a member of the corporate steering committee. Silicon Valley Bancshares acquired SVB Alliant, formerly Alliant Partners, in 2001 as part of its strategy of offering a diverse array of financial products and services designed expressly to meet the needs of its clients in technology, life science, private equity and premium wine at all stages in their life cycles.

“SVB is the only company of its kind, offering the technology industry at large a complete range of diverse and complementary financial services under one roof,” said Ken Wilcox, president and CEO of Silicon Valley Bancshares and Silicon Valley Bank.  “SVB Alliant plays a critical role in allowing us to serve clients at every stage of their development, from inception to infinity.  An entrepreneur, investment banker and accomplished leader, David has the perfect mix of experience necessary to understand our competitive challenges, and the leadership skills to help SVB Alliant thrive.”

Effective immediately, Ketsdever will oversee and direct all aspects of SVB Alliant’s business including mergers, acquisitions, private placements, strategic alliances, valuations and fairness opinions.

Ketsdever joins SVB Alliant from software company, Green Ridge Systems, Inc., for which he served as founder and CEO. Prior to founding Green Ridge in 2002, Ketsdever spent the majority of his career as an investment banker. As a Managing Director of Merrill Lynch’s Technology investment banking team, and head of its Global Software Group, Ketsdever grew the practice from three bankers and analysts to a global group of over 20 bankers and analysts in three years. In about the same period, his group generated over $300 million in revenues, while completing over 40 transactions.

Prior to his position at Merrill Lynch, Ketsdever was a Managing Director of the Technology Group at Montgomery Securities.  Ketsdever also worked with Bankers Trust Corporation and Goldman, Sachs & Co. in Los Angeles and New York, respectively.  He earned a bachelor’s degree with honors in Economics from the University of Chicago and an MBA from Harvard Business School.

About SVB Alliant

SVB Alliant is a leading investment banking firm providing merger and acquisition, private placement and corporate partnering services to middle-market technology companies. The firm also provides complementary services, such as capital restructuring, valuations, and fairness opinions. Silicon Valley Bancshares acquired SVB Alliant in September 2001. SVB Alliant’s expertise spans the technology landscape, with specific practice areas for semiconductors, software and services, hardware and electronic systems, and medical devices and life sciences. SVB Alliant also serves the premium wine industry.  Additional information is available at www.alliant.com.

About Silicon Valley Bancshares

For 20 years, Silicon Valley Bancshares, a financial holding company offering diversified financial services, has provided innovative solutions to help entrepreneurs succeed. The company’s principal subsidiary, Silicon Valley Bank, serves emerging growth and mature companies in the technology, life science, private equity and premium wine industries through 26 offices in the U.S. and two subsidiaries in the U.K. and India. Headquartered in Santa Clara, Calif., the company offers its clients commercial, investment and private banking, funds management and private equity services, as well as the added value of its knowledge and networks. Merger, acquisition, private placement and corporate partnering services are provided through the company’s investment banking subsidiary, SVB Alliant. More information on the company can be found at www.svb.com.

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